As filed with the Securities and Exchange Commission on December 19, 2003

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Overnite Corporation

(Exact name of Registrant as specified in its Charter)

Virginia	04-3770212
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1000 Semmes Avenue

Richmond, Virginia 23224

(804) 231-8000

(Address of principal executive office, including zip code)

Overnite Corporation

Employee Stock Purchase Plan

(Full title of the Plan)

Mr. Patrick D. Hanley

Senior Vice President and Chief Financial Officer

1000 Semmes Avenue

Richmond, Virginia 23224

(804) 231-8000

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

David M. Carter, Esq.

Hunton & Williams LLP

Bank of America Plaza, Suite 4100

600 Peachtree Street, N.E.

Atlanta, Georgia 30308-2216

(404) 888-4000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $0.01 par value per share	1,000,000 shares	$20.60	$20,600,000	$1,667

(1)	Calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $20.60 per share, which was the average of the high and low prices of the Common Stock as quoted on the Nasdaq National Market on December 16, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.

Overnite Corporation (the “Company”) will provide participants, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Request for such documents should be directed to Overnite Corporation, 1000 Semmes Avenue, Richmond, Virginia 23224, Attention: General Counsel, telephone number (804) 231-8000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 000-24573) are incorporated herein by reference and made a part hereof:

(1)	the Company’s prospectus filed pursuant to Rule 424(b) under the Securities Act on October 31, 2003;

(2)	the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003;

(3)	the Company’s Current Report on Form 8-K filed on November 19, 2003; and

(4)	the description of the Company’s common stock, $0.01 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “VSCA”) permits, and the Company’s articles of incorporation provide for the indemnification of its directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under sections 13.1-697 and 13.1-702 of the VSCA, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The Company’s articles of incorporation require indemnification of directors and officers with respect to certain liabilities and expenses imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. The Company also carries insurance on behalf of its directors, officers, employees or agents that may cover liabilities under the Securities Act. In addition, the VSCA and the Company’s articles of incorporation eliminate the liability for monetary damages of a director or officer in a shareholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of criminal law or any federal or state securities law. Sections 13.1-692.1 and 13.1-696 through 704 of the VSCA are incorporated into this paragraph by reference.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-107614)).

4.2	Company’s Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-107614)).

4.3	Overnite Corporation Employee Stock Purchase Plan (filed herewith).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(ii)	To include any prospectus required by Section 10(a)(3) of the Securities Act.

(iii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia on December 19, 2003.

OVERNITE CORPORATION (Registrant)

By:	/s/ Patrick D. Hanley

Patrick D. Hanley Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 19th day of December, 2003. Each person whose signature appears below hereby authorizes the agent for service named in the registration statement to execute in the name of each such person, and to file, any amendment, including any post-effective amendment, to the registration statement making such changes in the registration statement as the registrant deemed appropriate, and appoints such agent for service as attorney-in-fact to sign on his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to the registration statement.

	Signature	Title

By:	/s/ Leo H. Suggs Leo H. Suggs	Chairman, Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Patrick D. Hanley Patrick D. Hanley	Director, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

By:	/s/ Michael S. Liebschwager Michael S. Liebschwager	Vice President and Controller (Principal Accounting Officer)

By:	Thomas N. Allen	Director

By:	/s/ Thomas J. Donohue, Jr. Thomas J. Donohue, Jr.	Director

By:	/s/ Charles H. Foster, Jr. Charles H. Foster, Jr.	Director

By:	Michael D. Jordan	Director

By:	/s/ Harold D. Marshall Harold D. Marshall	Director

By:	George J. Matkov, Jr.	Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Company’s Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 of the Company’s Registration Statement on Form S-1 (Registration No. 333-107614)).

4.2	Company’s Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form S-1 (Registration No. 333-107614)).

4.3	Overnite Corporation Employee Stock Purchase Plan (filed herewith).

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered (filed herewith).

23.1	Consent of Hunton & Williams LLP (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included on signature page).